Exhibit 4.4

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD (I) EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO REGISTRATION UNDER SUCH LAWS OR EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS, AND (II) AS PERMITTED PURSUANT TO THE LLC AGREEMENT OF THE COMPANY. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

DICE MOLECULES HOLDINGS, LLC

WARRANT TO PURCHASE SERIES B PREFERRED UNITS

Issued on November 13, 2018

This certifies that that for good and valuable consideration, receipt of which is hereby acknowledged, JMP Securities LLC or its registered assigns (“Holder”) is entitled, subject to the terms and conditions of this Warrant, to purchase from DiCE Molecules Holdings, LLC, a Delaware limited liability company (the “Company”), at a price per unit equal to the Warrant Price (as defined below), at any time prior to the Expiration Date (as defined below), up to Two Hundred Fifty-Six Thousand Ten (256,010) Warrant Units (as defined below), upon surrender of this Warrant at the principal offices of the Company, together with a duly executed subscription form in the form attached hereto as Exhibit 1 and simultaneous payment of an amount equal to the product obtained by multiplying the Warrant Price by the number of Warrant Units so purchased in lawful money of the United States or, if permitted, by an election to net exercise as set forth in Section 2.6 hereof. The Warrant Price and the number and character of Warrant Units purchasable under this Warrant are subject to adjustment as provided herein.

1. DEFINITIONS. The following definitions shall apply for purposes of this Warrant:

“Act” means the Securities Act of 1933, as amended.

“Business Day” means a weekday on which banks are open for general banking business in San Francisco, California.

“Company” shall include, in addition to the Company identified in the opening paragraph of this Warrant, any corporation or other entity that succeeds to the Company’s obligations under this Warrant, whether by permitted assignment, by merger or consolidation or otherwise.

“Deemed Liquidation Event” shall have the meaning as set forth in the LLC Agreement.

“Expiration Date” means 5:00 p.m. Pacific Time on July 11, 2023 or such earlier date and time on which this Warrant ceases to be exercisable as provided in Section 4 hereof.

“Initial Public Offering” means a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Act covering the offer and sale of the Company’s Common Units (or other common securities) for the account of the Company.

“LLC Agreement” means the Company’s current Limited Liability Company Agreement, as it may be amended from time to time.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other entity or any governmental authority.

“Securities” mean collectively this Warrant and the Warrant Units issuable upon exercise of this Warrant.

“Warrant” means this Warrant and any warrant(s) delivered in substitution or exchange therefor, as provided herein.

“Warrant Price” means $2.1609 per Series B Preferred Unit. The Warrant Price is subject to adjustment as provided herein.

“Warrant Units” means the Company’s Series B Preferred Units. The number and character of the Warrant Units are subject to adjustment as provided herein and the term “Warrant Units” shall include units and other securities and property at any time receivable or issuable upon exercise of this Warrant taking into account all such adjustments.

2. EXERCISE.

2.1 Method of Exercise. Subject to the terms and conditions of this Warrant, Holder may exercise this Warrant in whole or in part, at any time or from time to time, on any Business Day before the Expiration Date, for up to Two Hundred Fifty-Six Thousand Ten (256,010) Warrant Units. This Warrant shall be exercised by surrendering this Warrant at the principal offices of the Company, with the subscription form attached hereto duly executed by Holder, and by payment in a form specified in Section 2.2 hereof of an amount equal to the product obtained by multiplying (a) the number of Warrant Units to be purchased by Holder by (b) the Warrant Price as determined in accordance with the terms hereof or, if applicable, an election to net exercise this Warrant as provided in Section 2.6 hereof for the number of units to be acquired in connection with such exercise. Holder may deliver the subscription form attached hereto duly executed by Holder in order to exercise this Warrant in connection with an Initial Public Offering or a Deemed Liquidation Event, with the exercise and payment to be contingent upon consummation of the transaction.

2.2 Form of Payment. Payment for the Warrant Units upon exercise may be made by (a) a check payable to the Company’s order, (b) wire transfer of funds to the Company, (c) cancellation of indebtedness of the Company to Holder, (d) by net exercise as provided in Section 2.6 hereof, or (e) any combination of the foregoing.

2.3 Partial Exercise. Upon a partial exercise of this Warrant, the number of Warrant Units issuable upon exercise of this Warrant immediately prior to such exercise shall be reduced by (a) the aggregate number of Warrant Units issued upon such exercise of this Warrant and (b) if applicable, the number of Warrant Units deemed surrendered in connection with a net exercise as provided for in Section 2.6 hereof.

2.4 No Fractional Units. No fractional units may be issued upon any exercise of this Warrant. If upon exercise of this Warrant in whole or in part, a fraction of a share would otherwise result, then in lieu of such fractional unit, the Company shall pay to Holder an amount in cash equal to such fraction of a unit multiplied by the applicable Warrant Price.

2.5 Restrictions on Exercise. This Warrant may not be exercised if the issuance of the Warrant Units upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of this Warrant, Holder shall execute both (i) the subscription form attached hereto as Exhibit 1, confirming and acknowledging that the representations and warranties set forth in Section 6 hereof as they apply to Holder are true and complete as of the date of exercise and (ii) a counterpart signature page to the Company’s then effective (A) LLC Agreement (if Holder (or the Person in whose name such Warrant Units are to be issued) is not at that time a member of the Company), (B) Amended and Restated Voting Agreement dated as of July 11, 2018, by and between the Company and the Holders listed therein, (C) Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of July 11, 2018, by and between the Company, Investors and Key Holders listed therein and (D) Amended and Restated Investor Rights Agreement dated as of July 11, 2018, by and between the Company and the Investors listed therein (collectively, the “Joinder Agreements”).

2.6 Net Exercise Election.

(a) Holder may elect to convert all or any portion of this Warrant, without the payment by Holder of any additional consideration, by the surrender of this Warrant to the Company, with the net exercise election selected in the subscription form attached hereto, duly executed by Holder, into up to the number of Warrant Units that is obtained under the following formula:

X = Y (A-B)

A

where	X =	the number of Warrant Units to be issued to Holder pursuant to a net exercise of this Warrant effected pursuant to this Section 2.6.

	Y =	the number of Warrant Units issuable upon exercise of this Warrant immediately prior to such net exercise.

	A =	the fair market value of one Warrant Unit, determined at the time of such net exercise as set forth in the last paragraph of this Section 2.6.

	B =	the Warrant Price.

The Company will promptly respond in writing to an inquiry by Holder as to the then current fair market value of one Warrant Unit.

(b) For purposes of the above calculation, fair market value of one Warrant Unit shall be determined by the Company’s Board of Directors in good faith; provided, however, that (i) if on the relevant exercise date for which such value must be determined, a public market for the Company’s Common Units exists, then the fair market value per share of the Warrant Units shall be determined by reference to the market price of the Common Units as follows: (x) if this Warrant is being exercised in connection with the Company’s initial public offering, the fair market value shall be the per- share offering price to the public as set forth in the Company’s final prospectus filed with the Securities and Exchange Commission, or (y) otherwise, the fair market value shall be the average of (A) the closing bid and asked prices of the Common Units quoted in the Over-The-Counter Market Summary or (B) the last reported sale price of the Common Units or the closing price quoted on the exchange on which the Common Units is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the five (5) trading days prior to the date as of which the value of the fair market value is to be determined and (ii) if this Warrant is exercised in connection with a Deemed Liquidation Event, the fair market value of one Warrant Unit shall be determined by the Company’s Board of Managers in good faith with reference to the known or best estimated amount of consideration that would be payable in respect of one Warrant Unit in such Deemed Liquidation Event.

3. ISSUANCE OF UNITS. Except as set forth in Section 7 hereof, this Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of the Company’s receipt of all of the following: (i) this Warrant surrender for exercise as provided above, (ii) the aggregate exercise price therefore pursuant to Section 2 hereof (if applicable), and (iii) the executed Joinder Agreement(s) (if applicable) from each person entitled to receive the Warrant Units. The Person entitled to receive the Warrant Units issuable upon such exercise shall be treated for all purposes as the holder of record of such Warrant Units as of the close of business on such date. As soon as practicable on or after such date, the Company shall issue and deliver to the Person or Persons entitled to receive the same either (a) if the Company does not have certificated units, an acknowledgement of the Company that the Warrant Units have been issued in the name of such Person(s), and (b) if the Units are certificated, a certificate or certificates for the number of whole Warrant Units issuable upon such exercise.

4. EXERCISES IN CONNECTION WITH CERTAIN TRANSACTIONS. If the Company proposes at any time to effect a Deemed Liquidation Event or an Initial Public Offering, the Company shall give Holder at least ten (10) days advance written notice (each, a “Transaction Notice”) of the anticipated closing date for such Deemed Liquidation Event or Initial Public Offering. This Warrant shall automatically expire and be of no further force and effect without any action by Holder or the Company immediately prior to the effective date of a Deemed Liquidation Event. Holder may, in response to the Transaction Notice, elect at its option, to exercise this Warrant in full in accordance with Section 2 hereof, conditioned upon the completion of such transaction.

5. ADJUSTMENT PROVISIONS. The number and character of Warrant Units issuable upon exercise of this Warrant and the Warrant Price therefor, are subject to adjustment upon each event specified in Sections 5.1 through 5.4 hereof occurring between the date this Warrant is issued and the earlier of the time that it is exercised in full or the Expiration Date:

5.1 Adjustment for Unit Splits and Unit Dividends. The Warrant Price and the number of Warrant Units for which this Warrant remains exercisable shall each be proportionally adjusted to reflect any equity dividend, equity split, reverse equity split or other similar event affecting the number of outstanding Warrant Units.

5.2 Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive a dividend or other distribution payable with respect to the Warrant Units that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 5.1 or Section 5.3 hereof) or (b) assets (other than cash) which dividend or distribution is actually made (each a “Dividend Event”), then, and in each such case, Holder, upon exercise of this Warrant at any time after such Dividend Event, shall receive, in addition to the Warrant Units, the securities or such other assets of the Company that would have been payable to Holder if Holder had completed such exercise of this Warrant, immediately prior to such Dividend Event.

5.3 Adjustment for Reorganization, Consolidation, Merger. (a) In case of any recapitalization or reorganization of the Company or (b) in case the Company shall consolidate with or merge into one or more other corporations or entities which results in a change of the Warrant Units (each, a “Reorganization Event”), then, and in each such case, Holder, upon the exercise of this Warrant after such Reorganization Event shall be entitled to receive, in lieu of the Warrant Units that Holder would have been entitled to receive upon such exercise prior to such Reorganization Event, the units or other securities or property which Holder would have been entitled to receive upon such Reorganization Event if, immediately prior to such Reorganization Event, Holder had completed such exercise of this Warrant, all subject to further adjustment as provided in this Warrant. If after such Reorganization Event, this Warrant is exercisable for securities of a corporation or entity other than the Company, then such corporation or entity shall duly execute and deliver to Holder a supplement hereto acknowledging such corporation’s or other entity’s obligations under this Warrant; and in each such case, the terms of this Warrant shall be applicable to the units or other securities or property receivable upon the exercise of this Warrant after the consummation of such Reorganization Event.

5.4 Conversion of Units. In case all (a) the authorized Warrant Units are converted, pursuant to the Company’s then-effective LLC Agreement, into other securities or property, or (b) the Warrant Units otherwise ceases to exist or to be authorized by the Company’s then-effective LLC Agreement (each, a “Conversion Event”), then Holder, upon exercise of this Warrant at any time after such Conversion Event, shall receive, in lieu of the number of Warrant Units that would have been issuable upon exercise of this Warrant immediately prior to such Conversion Event, the units and other securities and property that Holder would have been entitled to receive upon the Conversion Event, if, immediately prior to such Conversion Event, Holder had completed such exercise of this Warrant.

5.5 Notice of Adjustments. The Company shall promptly give written notice of each adjustment under this Section 5 of the Warrant Price or the number of Warrant Units or other securities that remain issuable upon exercise of this Warrant. The notice shall describe the adjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

5.6 No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Price or in the number of Warrant Units issuable upon its exercise.

5.7 Reservation of Units. If the number of Warrant Units or other securities issuable upon exercise of this Warrant that are authorized and unissued under the Company’s then- effective LLC Agreement shall not be sufficient to effect the exercise of this Warrant in full, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Warrant Units or other securities issuable upon exercise of this Warrant as shall be sufficient for such purpose.

6. REPRESENTATIONS; WARRANTIES AND CERTAIN AGREEMENTS OF HOLDER. Holder hereby represents and warrants to, and agrees with, the Company, that:

6.1 Purchase for Own Account. The Securities will be acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Act, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

6.2 Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder had access.

6.3 Investment Experience. Holder understands that the purchase of the Securities involves substantial risk. Holder (a) has experience as an investor in securities of companies in the development stage and acknowledges that Holder is able to fend for itself, can bear the economic risk of Holder’s investment in the Securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of this investment in the Securities and protecting its own interests in connection with this investment and/or (b) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling Persons of a nature and duration that enables such Holder to be aware of the character, business acumen and financial circumstances of such Persons.

6.4 Accredited Investor Status. Such Investor is familiar with the definition of, and qualifies as, an “accredited investor” within the meaning of Regulation D promulgated under the Act.

6.5 Restricted Securities. Holder understands that the Securities are characterized as “restricted securities” under the Act and Rule 144 promulgated thereunder inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under the Act and applicable regulations thereunder such securities may be resold without registration under the Act only in certain limited circumstances. Holder also acknowledges that resale of the Warrant Units are further restricted pursuant to the terms of the Company’s LLC Agreement. In this connection, Holder is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act. Holder understands that the Company is under no obligation to register any of the securities sold hereunder. Holder understands that no public market now exists for any of the Securities and that it is uncertain whether a public market will ever exist for the Securities.

6.6 No Solicitation. At no time was Holder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Securities.

6.7 Further Limitations on Disposition. Without in any way limiting the representations and warranties of Holder set forth above, Holder agrees not to make any disposition of all or any portion of the Securities unless and until: (a) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) Holder shall have notified the Company of the proposed disposition, and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, upon request of the Company, with an opinion of counsel, at the expense of Holder or its transferee, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Act. Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) for any transfer of the Securities in compliance with Rule 144 or Rule 144A; or (ii) for any transfer of the Securities by Holder that is a partnership or a corporation to (A) a partner of such partnership or stockholder of such corporation, (B) a controlled affiliate of such partnership or corporation, (C) a retired partner of such partnership who retires after the date hereof, (D) the estate of any such partner or stockholder; or (iii) for the transfer by gift, will or intestate succession by Holder to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the restrictions on transfer set forth in this Section 6.7 to the same extent as if the transferee was the original Holder hereunder.

6.8 Legends. Holder understands and agrees that the certificates evidencing the Securities will bear legends substantially similar to those set forth below in addition to any other legend that may be required by applicable law, by the Company’s LLC Agreement or by any agreement between the Company and Holder:

(a) THE UNITS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(b) THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE SECURITYHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

The legend set forth in (a) above shall be removed by the Company from any certificate evidencing the Securities upon delivery to the Company of an opinion of counsel, reasonably satisfactory to the Company, that a registration statement under the Act is at that time in effect with respect to the Legended security or that such security can be freely transferred in a public sale (other than pursuant to Rule 144 or Rule 145 under the Act) without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Securities. No opinion shall be required for routine transactions under Rule 144.

6.9 “Market Stand-Off’’ Agreement. Holder hereby agrees that it shall not, for up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Act, without the prior written consent of the Company or the managing underwriter, to the extent requested by the Company or an underwriter of securities of the Company, (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Common Units of the Company, or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Units of the Company, held immediately before the effective date of the registration statement for such offering; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) above is to be settled by delivery of Common Units of the Company or other securities, in cash, or otherwise. For purposes of this Section 6.9, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to impose stop transfer instructions with respect to the Securities and such other Company securities of Holder (and the units or securities of every other Person subject to the foregoing restriction) until the end of such period. Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.

7. NO RIGHTS OR LIABILITIES AS MEMBER OF THE COMPANY. This Warrant does not by itself entitle Holder to any voting rights or other rights as a member or owner of the Company. In the absence of affirmative action by Holder to purchase Warrant Units by exercise of this Warrant, no provisions of this Warrant, and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a member or other owner of the Company for any purpose.

8. GENERAL PROVISIONS.

8.1 Attorneys’ Fees. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Warrant, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Warrant, including attorneys’ fees.

8.2 Transfer. Except as expressly provided hereunder, neither this Warrant nor any rights hereunder may be assigned, conveyed or transferred by Holder, in whole or in part, .without the Company’s prior written consent, which the Company may withhold in its sole discretion. The rights and obligations of the Company and the Holder under this Warrant shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

8.3 Governing Law. This Warrant shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

8.4 Headings. The headings and captions used in this Warrant are used only for convenience and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to Sections and Exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

8.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or in the case of the Company, at the principal offices of the Company located at 220 Penobscot Drive, Redwood City, CA 94063, or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.

8.6 Amendment; Waiver. Any term of this Warrant may be amended, and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Holder. Any amendment or waiver effected in accordance with this Section 8.6 shall be binding upon Holder.

8.7 Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Warrant to the extent they are unenforceable and the remainder of this Warrant shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

8.8 Entire Agreement. This Warrant and the documents referred to herein, together with all the exhibits and schedules hereto and thereto, constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, warrants, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant to Purchase Series B Preferred Units as of the date first written above.

THE COMPANY:

DICE MOLECULES HOLDINGS, LLC

By:	/s/ Kevin Judice
Name:	Kevin Judice
Title:	CEO

AGREED AND ACKNOWLEDGED:

HOLDER:

JMP SECURITIES LLC

By:	/s/ Carter Mack
Name:	Carter Mack
Title:	Chairman of Investment Banking
Management Committee

[SIGNATURE PAGE TO WARRANT TO PURCHASE SERIES B PREFERRED UNITS OF

DICE MOLECULES HOLDINGS, LLC]

EXHIBIT 1

FORM OF SUBSCRIPTION

(To be completed and signed only upon exercise of Warrant)

To: DiCE Molecules Holdings, LLC (the “Company”)

We refer to that certain Warrant to Purchase Series B Preferred Units of the Company issued on November 13, 2018 (the “Warrant’).

Select one of the following two alternatives:

☐ Cash Exercise. On the terms and conditions set forth in the Warrant, the undersigned Holder hereby elects to purchase ____________ Series B Preferred Units of DiCE Molecules Holdings, LLC (the “Warrant Units”), pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such units in full. This exercise ☐ IS ☐ IS NOT conditioned upon the completion of the Deemed Liquidation Event or the Initial Public Offering that has been described in a Transaction Notice, dated ________________, delivered by the Company to Holder pursuant to Section 4 of the Warrant.

☐ Net Exercise Election. On the terms and conditions set forth in the Warrant, the undersigned Holder elects to convert the Warrant into Warrant Units by net exercise election pursuant to Section 2.6 of the Warrant. This conversion is exercised with respect to _________________ Series B Preferred Units of DiCE Molecules Holdings, LLC (the “Warrant Units”) covered by the Warrant.

In exercising the Warrant, the undersigned Holder hereby confirms and acknowledges that the representations and warranties set forth in Section 6 of the Warrant as they apply to the undersigned Holder are true and complete as of this date. Please issue a certificate or certificates representing such Warrant Units in Holder’s name and deliver such certificate(s) to Holder at the address set forth below:

(Address)

(City, State, Zip Code)

(Federal Tax Identification Number)

WHEREFORE, the undersigned Holder has executed and delivered the Warrant and this Subscription Form as of the date set forth below.

HOLDER:

JMP SECURITIES LLC

By:
Name:
Title: